Exhibit 8
401 9th Street N.W.
Suite 900
Washington, DC 20004-2128
(202) 585-8000
Fax: (202) 585-8080
[December __, 2006]
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114
Harbor Florida Bancshares, Inc.
100 S. Second Street
Fort Pierce, Florida 34950
     Ladies and Gentlemen:
     You have asked us to provide you with our opinion regarding certain material federal income tax consequences of the proposed merger (the “Merger”) of Harbor Florida Bancshares, Inc., a Delaware corporation (“Harbor”) with and into National City Corporation, a Delaware corporation (“National City”), with National City as the survivor, as provided in the Agreement and Plan of Merger between Harbor and National City dated as of July 10, 2006 (“Merger Agreement”). The Merger is further described in and will be in accordance with National City’s Securities and Exchange Commission Form S-4 Registration Statement, as amended through the date hereof (the “Registration Statement”) with which this opinion letter is being filed. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.
     The Merger is structured, and will be completed, as an exchange by Harbor shareholders of their Harbor voting common stock (the “Harbor Common Stock”) for National City voting common stock (“National City Common Stock”) and, in certain circumstances, cash. Each share of Harbor Common Stock will be converted into the right to receive the number of shares of National City Common Stock worth $45.00, determined by the average closing price of National City Common Stock for the ten-day period prior to Federal Reserve Board approval of the merger. In lieu of National City issuing fractional shares of its common stock in the Merger, Harbor shareholders will receive cash for any fractional share of National City Common Stock owed to them. The amount of cash Harbor shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by the average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten consecutive trading days before the Federal Reserve Board’s approval of the merger.
     We have participated in the preparation of the discussion set forth in the section entitled “Material Federal Income Tax Consequences of the Merger” in the Registration Statement. As

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such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):
          1. the Registration Statement;
          2. the Merger Agreement; and
          3. the Officer’s Certificate for Harbor and the Officer’s Certificate for National City provided to us in connection with this opinion, and such other instruments and documents related to National City and Harbor as we have deemed necessary or appropriate. In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that: (a) original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (b) any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant; (c) the Merger will be consummated pursuant to the Merger Agreement and will be effective under the law of the State of Delaware and applicable federal and state banking laws; (d) the Harbor Common Stock is held by the shareholders of Harbor as a capital asset; and (e) at all relevant times prior to and including the Effective Time, (i) no outstanding indebtedness of Harbor has represented or will represent equity for tax purposes; (ii) no outstanding equity of Harbor has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Harbor capital stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of applying Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is also based upon the limitations described under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement.
     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, and if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that the statements made under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as they constitute statements of law or legal conclusions and based upon the limitations described therein, are correct in all material respects, and in particular:
          1. The Merger will qualify as a tax-free reorganization under Code Section 368(a), and National City and Harbor will be parties to the reorganization;
          2. Neither National City nor Harbor will recognize gain or loss as a result of the Merger (except for amounts resulting from any required change in accounting methods and

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any income and deferred gain recognized pursuant to U.S. Treasury Regulations issued under Section 1502 of the Code);
          3. No gain or loss will be recognized by the stockholders of Harbor who exchange their shares of Harbor Common Stock solely for share of National City Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock);
          4. The aggregate tax basis of the shares of National City Common Stock received by a Harbor stockholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Harbor Common Stock surrendered by such Harbor stockholder in exchange therefore; and
          5. The holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of Harbor Common Stock surrendered in exchange therefore were held, provided such shares of Harbor Common Stock were held as capital assets at the Effective Time.
     Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws. As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.
     This opinion is being delivered solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon or utilized for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

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     Furthermore, we are required under IRS Circular 230 to advise you that a taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor and that this opinion (1) may not be relied upon or used by a taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under the Code, and (2) has been written to support the promotion or marketing of the transaction or matters addressed herein.

Very truly yours, Nixon Peabody LLP